EXECUTION COPY
                                                                  --------------







                              Dated October 6, 1997






                                PALL CORPORATION


                                       and


                                ARGENTAURUM A.G.



                            ------------------------

                            SHARE PURCHASE AGREEMENT

                            ------------------------
















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                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT is made this 6th day of October, 1997

BETWEEN

(1) PALL CORPORATION, a corporation formed under the laws of the State of New York ("Pall"); and

(2) ARGENTAURUM A.G., a corporation formed under the laws of Switzerland (the "Seller").

     Pursuant to this Agreement, the Seller (or the appropriate affiliate of the Seller) will sell and deliver to Pall (or, in Pall's discretion, an affiliate of
Pall), and Pall will purchase from the Seller, or from such appropriate affiliate of the Seller:

     (i) 15,000  shares of common stock of Rochem  Separation  Systems,  Inc., a
Delaware  corporation   ("RSS"),   owned  by  the  Seller  and  its  affiliates,
representing all of the outstanding capital stock of RSS; and

     (ii) all of the 8,589,714 shares of common stock of Rochem Environmental Inc., a Utah corporation ("REI"), owned by the Seller and its affiliates, representing approximately 45% of the capital stock of REI, against the Purchase Price (as defined below). RSS and REI are essential parts of the reverse osmosis environmental filtration business (the "Business") formerly conducted by certain affiliates of the Seller. The shares of RSS and REI being purchased under this Agreement are collectively referred to herein as the "Shares."

1.  PURCHASE AND SALE OF THE SHARES

     On the Closing Date, as defined in Clause 3.2 of this Agreement, the Seller shall sell, convey and deliver to Pall, by delivery to a jointly-controlled safety deposit box at Union Bank of Switzerland in escrow (as defined by and under the terms of a separate Escrow Agreement (the "Escrow Agreement") between Dr. Rohrer and Carter, Ledyard & Milburn ("CL&M"), in the form annexed as Exhibit A to this Agreement), and Pall shall purchase from the Seller, the Shares.

2.  PURCHASE PRICE

     The purchase price for the Shares shall be USD 1,717,942.80 for REI (20 cents per share) and USD 1,500,000 for RSS, totalling USD 3,217,942.80, and shall be paid to the Seller by Pall into a joint escrow account established by Dr. Rohrer and CL&M under the terms of the Escrow Agreement on the Closing Date.



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3.  CLOSING

3.1  Closing.

     A closing (the "Closing") will be held at Schurmann, Rausch und Rohrer, Limmatquai 3, 8001 Zurich, Switzerland, at which Closing all documents and instruments required to be delivered hereunder by the respective parties will be exchanged by the parties.

3.2   Closing Date.

     The date of the Closing shall be 15th of January 1998, to be effective as of 1st January 1998 (the "Closing Date").

4.  DOCUMENTS DELIVERED

4.1  By the Seller.

     At the Closing the Seller shall deliver to Union Bank of Switzerland under the terms of the Escrow Agreement the share certificates representing the Shares duly endorsed for transfer to Pall.

     The Seller shall also deliver all other documents, agreements and papers customarily delivered to the purchaser of a company at the closing of the sale and purchase of such shares.

4.2.  By Pall.

     At the Closing, Pall shall deliver such documents and papers customarily delivered to the sellers of a company at the closing of the sale and purchase of such company.

5.  GOVERNING LAW AND PLACE OF JURISDICTION

     This Agreement shall be construed in accordance with Swiss law. Any controversy or claim arising out of or relating to this Agreement shall be submitted to the ordinary courts in Zurich.

6.  EXPENSES

     Except as otherwise provided herein, Pall shall bear it own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees, commissions, expenses and reimbursements incurred by or required to be paid to his or its professional advisors, and brokerage fees, commissions or finder's fees required to be paid to any broker, finder, financial adviser or other person, and the Seller shall bear its own costs and expenses.



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




7.  NOTICES

     All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by telecopier, addressed as follows:

                  (a)      To Pall.  If to Pall addressed to:

                  Pall Corporation
                  2200 Northern Boulevard
                  East Hills, New York 11548
                  Attention:  Mr. Jeremy Hayward-Surry
                  Telecopier No.:  516-484-3529

                  with a copy to Pall's General Counsel.

                  (b) To the Seller. If to the Seller addressed to:

                  Dr. iur. Hans J. Rohrer
                  Schurmann, Rausch und Rohrer
                  Limmatquai 3, 8001 Zurich, Switzerland
                  Telecopier No.: 011-41-1-262-5005



                            [Signature page follows]








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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PALL CORPORATION

By /s/Arnold Weiner
   ----------------


ARGENTAURUM A.G.

By:/s/Irene Eggmann
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